Intermec, Inc. 6001 36PthP Avenue West Everett, WA 98203-1264 HTUwww.intermec.comUTH
FOR IMMEDIATE RELEASE
Contact:

Kevin McCarty
Director, Investor Relations
Intermec, Inc.
425-265-2472
HTUkevin.mccarty@intermec.comUTH

INTERMEC ANNOUNCES $75 MILLION SHARE REPURCHASE AUTHORIZATION

EVERETT, Wash. – June 7, 2010 – Intermec, Inc. (NYSE: IN) today announced that its Board of Directors has authorized the company to repurchase up to $75 million of its outstanding common stock in open market purchases or privately negotiated transactions.

Intermec expects to fund the share repurchases through a combination of currently available cash, cash equivalents and short-term investments on hand.  Intermec ended its first quarter of 2010 with a cash, cash equivalents and short-term investment balance of approximately $225 million.  The number of shares and the timing of any share repurchases will depend on factors such as the stock price, economic and market conditions, regulatory considerations and the relative attractiveness of other capital deployment opportunities.   Any repurchases are intended to make appropriate adjustments to the company's capital structure and are for general corporate purposes. The Company had approximately 61.8 million shares of common stock outstanding as of April 23, 2010.

“This action by our Board of Directors reflects our confidence in the financial position of the company and our commitment to enhancing shareholder value.” said Patrick J. Byrne Intermec President and Chief Executive Officer.

About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops and integrates products, services and technologies that identify, track and manage supply chain assets and information. Core technologies include rugged mobile computing and data collection systems, bar code printers, label media, and RFID. The company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.

(Forward-looking Statements)
Statements made in this release and any related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements about the circumstances and consequences of share repurchases, our future growth, operating profitability and cash flow, our view of general economic and market conditions, our cost reduction plans, and our revenue, expense, earnings or financial outlook for the current or any future period.  They also include statements about our ability to develop, produce, market or sell our products, either directly or through third parties, reduce or control expenses, improve efficiency, realign resources, continue operational improvement and year-over-year or sequential growth, and about the applicability of accounting policies used in our financial reporting. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties, which may cause our actual results to differ materially from those discussed in a forward-looking statement. These include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.intermec.com.